EXHIBIT 16.2

Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street Ste 1100 Denver, Colorado 80246

August 20, 2024

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously contracted as the auditors of Job Aire Group, Inc. (the Company) and issued financial statements for the years ended December 31, 2022 and 2021, respectively. On January 30, 2024, we were dismissed.

During the two most recent fiscal years and any subsequent interim period preceding Gries’s dismissal, there were no disagreements with Gries on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Gries concerning the subject matter of each of such disagreements would have caused them to make reference thereto in their report on the financial statements.

We have read the Company’s statements included under Item 11(i) and Item 304(a)(3) of its Form S-1/A dated August 20, 2024, and we have no basis to agree or disagree with other statements of the Company in the filing.

Very truly yours,

Denver, Colorado

PCAOB # 6778

August 20, 2024

blaze@griesandassociates.com 501 S. Cherry Street Suite 1100, Denver, Colorado 80246 (O)720-464-2875 (M)773-255-5631 (F)720-222-5846